Exhibit 16.1

April 22, 2011

Securities and Exchange Commission
100 F Street, NE
Washington D.C. 20549

RE: China Shengda Packaging Group Inc. (the "Company")

Ladies and Gentlemen:

We have read the statements made by the Company under Item 4.01 of the Current Report on Form 8-K filed with the Securities and Exchange Commission on April 22, 2011 and we agree with the statements contained in paragraphs 1 through 3 of such Item 4.01 concerning our firm. We have no basis to agree or disagree with other statements made under Item 4.01.

We confirm that the client-auditor relationship between China Shengda Packaging Group Inc. and Bernstein & Pinchuk LLP has ceased.

Very truly yours,

/s/ Bernstein & Pinchuk LLP

New York, NY